Exhibit 99.1

Company Contact:	Lankford Wade
Vice President
HealthSpring, Inc.
(615) 401-4632
HEALTHSPRING ANNOUNCES CONTINUATION OF INCREASED MEDICAL COST TRENDS

LOWERS ANNUAL EPS GUIDANCE FOR 2007

AUTHORIZES STOCK REPURCHASE PROGRAM
NASHVILLE, Tenn., June 12, 2007 — HealthSpring, Inc. (NYSE:HS) announced today that the adverse medical cost trends reported in the first quarter of 2007 have continued in April and May. Based on preliminary data, the Company estimates its Medicare Advantage medical loss ratio (“MLR”) for the second quarter ending June 30, 2007, will be in the range of 82.5% to 83.5%. The Company believes the adverse medical cost results are due to a number of current cost factors, the more significant of which are (1) higher-than-expected costs of certain medical services and/or facility charges in outpatient and emergency room settings in all markets, and (2) higher-than-expected in-patient utilization (measured in hospital admissions per thousand members) experienced primarily in the Company’s Texas market.
As a result of these factors, the Company does not believe it will meet its 2007 Medicare Advantage MLR target of 80.0% or less or its annual earnings guidance of $1.55 to $1.65 per share. Based on information available to date, the Company believes its 2007 full-year Medicare Advantage MLR will range between 81.0% and 82.0% and that its 2007 reported EPS will be between $1.20 and $1.35.
This annual EPS guidance includes the impact of up to approximately $5.5 million, or $0.06 per share after-tax, relating to an impairment charge and accelerated amortization of intangible assets associated with commercial customer relationships in the Company’s Tennessee health plan. This charge and acceleration of amortization is the result of the Company’s expectation that significant declines in commercial membership will occur as a result of its decision in the second quarter of 2007 to (1) implement premium increases upon renewal for large group plans, and (2) discontinue offering commercial plan benefits to individual and small employer groups effective November 1, 2007. The Company’s prior guidance did not include this charge.
Herbert A. Fritch, HealthSpring’s Chairman, President, and Chief Executive Officer, said, “We are disappointed that the adverse cost factors reported in the first quarter have not moderated in the first two months of our second quarter. We are working diligently to identify and address each of the factors that are driving the higher-than-expected MLRs. We expect to be in a position to provide additional and more definitive details on the causes of these adverse costs and steps being undertaken to moderate them during our second quarter conference call.”
Stock Repurchase Program
The Company also announced that its Board of Directors has authorized a stock repurchase program to buy back up to $50 million of the Company’s common stock over the next 12 months. This program is intended to be implemented through purchases made from time to time in either the open market or through private transactions, in accordance with Securities and Exchange Commission and other applicable legal requirements. The Company currently has approximately 57.3 million shares outstanding.
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HS Announces Continuation of Increased Medical Cost Trends

June 12, 2007
The timing, prices, and sizes of purchases will depend upon prevailing stock prices, general economic and market conditions, and other considerations. Funds for the repurchase of shares are expected to come primarily from unrestricted cash on hand and unrestricted cash generated from operations.
The repurchase program does not obligate the Company to acquire any particular amount of common stock and the repurchase program may be suspended at any time at the Company’s discretion.
Conference Call
HealthSpring will host a live audio webcast of a conference call regarding this announcement beginning at 9:00 a.m. ET on Wednesday, June 13, 2007. The public may access the conference call through HealthSpring’s website, www.healthspring.com, under the Investor Relations tab. The conference call can also be accessed by dialing (913) 981-5527, confirmation number 2461922. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 30 days.
HealthSpring has advised representatives of Goldman Sachs that it will not be presenting at the Goldman Sachs Global Healthcare Conference on June 13, 2007, as previously announced.
Cautionary Statement Regarding Forward Looking Statements
Statements contained in this release that are not historical fact are forward-looking statements, which the Company intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend on or refer to future events or conditions, or that include words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions are forward-looking statements. Such statements include statements regarding medical cost trends and the causes thereof and earnings and MLR guidance. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause its actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.
Changes in medical cost trends and the Company’s ability to timely and accurately identify the causes of such changes, among other important factors, could cause actual results to differ materially from those in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found in the Company’s filings with the Securities and Exchange Commission. Any forward-looking information in this release is based on limited information currently available to HealthSpring, which is subject to change. Although any such forward-looking information and the factors influencing them will likely change, HealthSpring will not necessarily update the information except as required by law. Such information speaks only as of the date of this release.
About HealthSpring, Inc.
HealthSpring is one of the largest managed care organizations in the United States whose primary focus is the Medicare Advantage market. The Company currently owns and operates Medicare Advantage and stand-alone Medicare prescription drug plans in Tennessee, Texas, Alabama, Illinois, and Mississippi. Effective January 1, 2007, HealthSpring began offering Medicare Part D prescription drug plans on a nationwide basis to persons in all 50 states who are eligible for Medicare. The Company also uses its infrastructure and provider networks in Tennessee and Alabama to offer commercial health plans to employer groups.
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